UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2012 (January 3, 2012)

WCA Waste Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50808	20-0829917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Riverway, Suite 1400 Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 292-2400

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 3, 2012, WCA Waste Corporation (the “Company”) received a Nasdaq Staff Determination Letter stating that the Staff had determined that the Company had not met the requirements of Listing Rules 5620(a) and 5620 (b) by not holding the Company’s 2011 annual meeting before December 31, 2011. Accordingly, the Staff determined to initiate procedures to delist the Company’s securities from The Nasdaq Stock Market.

The Company has appealed the Staff’s determination and requested a hearing with the Nasdaq Listing Qualifications Panel (the “Panel”). The hearing request stays the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.

The Company delayed holding the 2011 annual meeting because in the third and fourth quarter of 2011 the Company was engaged in discussions related to transactions that ultimately resulted in the execution of the previously announced Agreement and Plan of Merger on December 21, 2011. The Company decided that soliciting proxies and conducting an annual meeting would not be advisable while such discussions were ongoing. Even though, if the merger is closed pursuant to the Merger Agreement, the Company would become a wholly-owned indirect subsidiary of funds affiliated with Macquarie Infrastructure Partners and the Company’s shares of Common Stock would no longer be publicly traded on The Nasdaq Stock Market, the Company will conduct its 2011 annual meeting as soon as practicable in light of the proposed merger and related transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCA WASTE CORPORATION

Date: January 9, 2012	/s/ Michael A. Roy
Michael A. Roy
Vice President and General Counsel